UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 16, 2006 (May 19, 2006)

QPC LASERS, INC.

(Exact name of registrant as specified in charter)

Nevada	000-28153	20-1568015
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

15632 Roxford Street
Sylmar, California 91342

(Address of Principal Executive Offices)

(818) 986-0000

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with Registrant’s pro forma financial statements and the related notes that will be filed herein.

Item 1.01  Entry into a Material Definitive Agreement.

From May 19, 2006 to June 16, 2006, the Registrant held four closings in which it offered and sold an aggregate of 5,466,900 shares of its common stock at $1.25 per share to certain accredited investors and received gross proceeds of $6,833,625 (the “Offering”) pursuant to subscription agreements. These shares were offered through a private placement in which Brookstreet Securities Corporation acted as the placement agent. The placement agent received a commission of 8.0% of the gross proceeds along with a 2.0% non-accountable marketing allowance and a 3.0% non-accountable expense allowance. The Registrant received net proceeds of $5,945,253 from the Offering.

The Registrant has received subscriptions for an additional 452,500 shares of common stock at $1.25 per share as part of this Offering for gross proceeds up to $565,625. The Registrant will accept these subscriptions as a part of this Offering if the documents are approved. The Registrant is not accepting any further subscriptions as a part of this Offering and has terminated the Offering subject to approving and accepting the additional subscriptions already received for 452,500 shares. Such sale of additional shares shall constitute the final closing of the Offering.

Brookstreet also received warrants to purchase Registrant common stock in an amount equal to 20% of the shares sold, at an exercise price of $1.25 per share. Based on the sale of 5,466,900 shares in the Offering, Brookstreet received warrants to purchase 1,093,380 shares of common stock.

This Offering continues a private placement (“Subsidiary Private Placement”) of common stock of Quintessence Photonics Corporation (“Subsidiary”), a Delaware corporation recently acquired (“Acquisition”) by the Registrant, that lasted from November 2005 to May 2006. The Subsidiary Private Placement closed prior to the Acquisition. Through the Subsidiary Private Placement, the Subsidiary issued an aggregate of 5,660,800 shares of its common stock and issued to certain early investors, warrants to purchase 572,500 shares of common stock at $1.50 per share. In connection with the Acquisition, investors of the Subsidiary Private Placement exchanged their Subsidiary common stock for Registrant common stock on a one-for-one basis. As a result, the Registrant issued to such investors an aggregate of 5,660,800 shares of the Registrant’s newly-issued common stock and warrants to purchase 572,500 shares of common stock at $1.50 per share in exchange for their Subsidiary common shares and warrants. Combined, the Registrant will have raised gross proceeds of $14.2 million and net proceeds of $12.4 million through the Offering and the Subsidiary Private Placement.

The securities issued in the Offering have not been registered under the Securities Act of 1933, as amended, and until so registered the securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. The Offering requires the Registrant, no later than 60 days after the final closing date (the “Scheduled Filing Deadline”), to prepare and file with the Commission a registration statement for the purpose of registering under the Securities Act of 1933 all of the shares of the Registrant’s common stock issued pursuant to the Subscription Agreements and the Placement Agent warrants. The Registrant is also required to register its common shares issued and common stock underlying warrants issued in connection with the Subsidiary Private Placement. If the Registration Statement is not filed with the Commission prior to the Schedule Filing Deadline, the Registrant must deliver liquidated damages of common stock equal to 1% of the shares purchased by the investors in the Offering.

This announcement is not an offer to sell securities of the Registrant and any opportunity to participate in the Offering was available to certain accredited investors.

The foregoing description of the private placement does not purport to be complete and is qualified in its entirety by reference to the Form of Subscription Agreement.

Item 3.02  Unregistered Sales of Equity Securities.

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference. The Registrant’s common shares were issued to the investors in the Offering without registration under the Securities Act of 1933 as amended, pursuant to an exemption under Rule 506 of Regulation D promulgated by the Commission.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits.

Ex. 10.1	-	Form of Subscription and Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2006	QPC LASERS, INC.
(Registrant)
	By:	/s/ George Lintz
Name: George Lintz
Title: Chief Financial Officer